Exhibit T3A.56
CERTIFICATE OF INCORPORATION
OF
Western Star Finance, Inc.
     1. The name of the corporation is: Western Star Finance, Inc.
     2. The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations many be organized under the General Corporation Law of Delaware.
     4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is Zero Dollars and One Cent ($0.01) amounting in the aggregate to Ten Dollars and No Cents ($10.00).
     5. The name and mailing address of the incorporator is:

Barbara J. Cowell	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801
     6. The name and mailing address of the persons who are to serve as the directors until the first annual meeting of the stockholders or until successors are elected and qualified, is:

Bradley D. Nullmeyer	181 Bay Street, Suite 3500 Toronto, Ontario, Canada M5J2T3

James C. Johnson	181 Bay Street, Suite 3500 Toronto, Ontario, Canada M5J2T3
     7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

8. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.
     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this 28th day of March, 1996.

/s/ Barbara Jean Cowell
Barbara Jean Cowell, Sole Incorporator